Exhibit 99.1
Tilly’s, Inc. Declares Special Dividend of $1.00 per Share

Irvine, CA, February 1, 2019 - Tilly’s Inc. (NYSE: TLYS, the “Company”) announced today that its Board of Directors has declared a special cash dividend of $1.00 per share, or approximately $29.5 million in the aggregate, on the Company’s outstanding Class A and Class B common stock. This one-time, special dividend is payable on February 27, 2019 to stockholders of record at the close of business on February 15, 2019. The Company cannot guarantee any future dividends. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s operating results, financial condition, and anticipated capital requirements.

“We are pleased that our operating results and cash generation have allowed us to provide a direct return to our shareholders via a special dividend for the third consecutive year,” commented Edmond Thomas, President and Chief Executive Officer.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 229 stores and its website, www.tillys.com.